                                                                   EXHIBIT 23.1


                         Consent of Independent Auditors


We consent to the references to our firm under the caption "Experts" and in the headnotes to "Summary Historical Financial Data" and "Selected Historical Financial Data" in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-85338) and related Prospectus of First American Strategic Real Estate Portfolio, Inc. (the Company) for the registration of shares of its common stock and to the use of our report dated March 27, 2002, with respect to the balance sheet of the Company dated March 27, 2002 included therein, to the incorporation by reference therein of our reports dated January 4, 2002, January 8, 2001, and January 7, 2000, with respect to the financial statements of American Strategic Income Portfolio Inc. and American Select Portfolio Inc., respectively, included in their respective Annual Reports (Forms N-30D) for the years ended November 30, 2001, 2000, and 1999, and our reports dated June 29, 2001, July 12, 2000, and July 1, 1999, with respect to the financial statements of American Strategic Income Portfolio Income Inc. II and American Strategic Income Portfolio Inc. III, respectively, included in their respective Annual Reports (Forms N-30D) for the years ended May 31, 2001, 2000, and 1999, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 22, 2002